Exhibit 5.1
[Letterhead of Vorys, Sater, Seymour and Pease LLP]
August 6, 2007
Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054
Re:	Abercrombie & Fitch Co. 2007 Long-Term Incentive Plan — Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Abercrombie & Fitch Co., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”), for the registration of 5,000,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), to be issued and delivered under the Abercrombie & Fitch Co. 2007 Long-Term Incentive Plan (the “Plan”), and the related Series A Participating Cumulative Preferred Stock Purchase Rights (the “Rights”) to be issued and delivered pursuant to the Rights Agreement, dated as of July 16, 1998, between the Company and the Rights Agent named therein, as amended by Amendment No. 1 to Rights Agreement, dated as of April 21, 1999, and as further amended by the Certificate of adjustment of number of Rights associated with each share of Class A Common Stock, dated May 27, 1999, and the Appointment and Acceptance of Successor Rights Agent, effective as of the opening of business on October 8, 2001, between the Company and the Rights Agent named therein (collectively, the “Rights Agreement”).
     In connection with rendering the opinions expressed in this letter, we have examined, to the extent deemed necessary, originals or copies, the authenticity of which has been established to our satisfaction, of: (a) the Registration Statement; (b) the Plan; (c) the Company’s Amended and Restated Certificate of Incorporation, as currently in effect; (d) the Company’s Amended and Restated Bylaws, as currently in effect; (e) the Rights Agreement; and (f) all such corporate records of the Company, including, without limitation, resolutions adopted by the directors of the Company and by the stockholders of the Company, as we have deemed relevant as a basis for these opinions. We have also relied upon such oral or written statements and representations of the officers of the Company and examined such certificates of public officials and authorities of law as we have deemed relevant as a basis for the opinions expressed herein.

Abercrombie & Fitch Co.
August 6, 2007

     In our examination of the aforesaid records, documents and certificates, we have assumed, without independent verification or investigation, the authenticity of all records, documents and certificates examined by us, the correctness of the information contained in all records, documents and certificates examined by us, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents and certificates, the authority of all individuals entering and maintaining records, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents or certificates. In making our examination of records, documents and certificates executed by any party other than the Company, we have assumed that such other party had the power and authority, corporate or other, to enter into and perform all of such other party’s obligations thereunder, and we have assumed the due authorization by all requisite action, corporate or other, of such other party, the valid execution and delivery by such other party of such documents and certificates and the validity, binding effect and enforceability thereof with respect to such other party. In addition, we have assumed that the agreements that accompany each award under the Plan will be consistent with the terms of the Plan and will not expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Further, we have assumed the accuracy of all information provided to us by the Company, orally or in writing, during the course of our investigations.
     We have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.
     Based upon and subject to the foregoing and subject to the further assumptions and the qualifications and limitations set forth below, as of the date hereof, we are of the opinion that the 5,000,000 shares of Class A Common Stock to be registered under the 1933 Act for issuance and delivery under the Plan have been duly authorized by all necessary corporate action of the Company and, when issued, delivered and paid for, as appropriate, in the manner provided and for the consideration prescribed in the Plan and in any award agreements entered into by participants in the Plan with the Company as contemplated by the Plan, at prices in excess of the par value thereof, will be validly issued, fully paid and non-assessable, assuming compliance with applicable securities laws. Upon issuance and delivery of the shares of Class A Common Stock in accordance with the terms of the Plan and any award agreements entered into by participants in the Plan with the Company as contemplated by the Plan, at prices in excess of the par value thereof, the Rights associated with the shares of Class A Common Stock will be validly issued.
     The opinions expressed in this letter are rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein. Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the shares of Class A Common Stock issuable and deliverable under the Plan and the related Rights issuable and deliverable under the Rights Agreement.

Abercrombie & Fitch Co.
August 6, 2007

     Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. By giving such consent, we do not thereby admit that we are “experts” within the meaning of the 1933 Act or the Rules and Regulations with respect to any part of the Registration Statement, including this exhibit.
Sincerely,
/s/ Vorys, Sater, Seymour and Pease LLP
Vorys, Sater, Seymour and Pease LLP